SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    Form S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            THE B.F.GOODRICH COMPANY
                            ------------------------
               (Exact name of issuer as specified in its charter)

NEW YORK                                              34-0252680
-------------------------------                    ------------------
(State or other jurisdiction of                     (I.R.S.Employer
incorporation or organization)                     Identification No.)

4020 Kinross Lakes Parkway, Richfield, Ohio             44286-9368
-------------------------------------------             ----------
(Address of Principal Executive Offices)                (Zip Code)


           COLTEC INDUSTRIES INC'S 1992 STOCK OPTION PLAN
           COLTEC INDUSTRIES INC'S 1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
           ---------------------------------------------------------
                            (Full title of the plan)

  Nicholas J. Calise, Vice President, Associate General Counsel, and Secretary
                            The B.F.Goodrich Company
                           4020 Kinross Lakes Parkway
                           Richfield, Ohio 44286-9368
                     ---------------------------------------
                     (Name and address of agent for service)

                                  (330) 659-7711
            -------------------------------------------------------------
            (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                Proposed        Proposed
Title of                        maximum         maximum
securities       Amount         offering        aggregate       Amount of
to be            to be          price           offering        registration
registered       registered     per share (1)   price (1)       fee
----------       ------------   -------------   ----------      ------------

Common Stock     3,061,520      $32.875         $100,647,470     $27,980.00


In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

     1) Estimated solely for the purpose of determining the registration fee based on the closing price of the Common Stock under the consolidated reporting system for April 6, 1999.

PART II           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


                  DOCUMENTS INCORPORATED BY REFERENCE (Item 3)


The following documents of The B.F.Goodrich Company (or the "Company") filed with the Commission (File No. 1-892) pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Current Reports on Form 8-K dated February 19, 1999, February 25, 1999 and April 12, 1999.

         (b) All reports and other documents subsequently filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

         (c) The description of the Company's Common Stock which is contained in the Company's registration statement No. 333-74067 on Form S-4.


                 INTEREST OF NAMED EXPERTS AND COUNSEL (Item 5)


The validity of the securities offered hereby will be passed upon for the Company by Nicholas J. Calise, Vice President, Associate General Counsel and Secretary of the Company. As of April 6, 1999 Mr. Calise owned 13,617 shares of the Company's Common Stock, had deferred receipt of 6,127 shares of the
Company's Common Stock under the Company's Long-Term Incentive Plan; had contingently credited to his account 2,692 phantom shares under the 1998-2000 Long-Term Incentive Plan and 3,225 shares under the 1999-2001 Long-Term Incentive Plan, has options to purchase 87,100 shares of Common Stock; and had credited to his account in the Company's Retirement Plus Savings Plan approximately 5,855 shares of Common Stock. In addition, Mr. Calise's wife owns 1,000 shares, although Mr. Calise disclaims beneficial ownership of these shares.


               INDEMNIFICATION OF DIRECTORS AND OFFICERS (Item 6)


Under the Company's Restated Certificate of Incorporation no member of the Board of Directors shall have any personal liability to the Company or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the Director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts violated section 719 of the New York Business Corporation Law ("B.C.L.") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of the Company's Restated Certificate of Incorporation filed as Exhibit 3(A) to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

Under the Company's By-Laws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other corporation in any capacity at the request of the Company shall be indemnified by the Company to the extent and in a manner permissible under the laws of the State of New York.

In addition, the Company's By-Laws provide indemnification for directors and officers where they are acting on behalf of the Company where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, or gained a financial profit or other advantage to which he was not legally entitled. The By-Laws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer or after rescission or modification of the By-Laws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the B.C.L. The By-Laws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Reference is made to Article VI of the Company's By-Laws filed as Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

The Company has insurance to indemnify its directors and officers, within the limits of the Company's insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

Reference is made to Sections 721-726 of the B.C.L., which are summarized below.

Section 721 of the B.C.L. provides that indemnification pursuant to B.C.L. shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the B.C.L. provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the B.C.L. provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the B.C.L. specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the B.C.L.).

Section 724 of the B.C.L. provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the B.C.L.

Section 725 of the B.C.L. contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

Section 726 of the B.C.L. authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

                  EXEMPTION FROM REGISTRATION CLAIMED (Item 7)

Not applicable.


                                EXHIBITS (Item 8)


The following exhibits are filed as part of this Registration Statement:


4(a)    1992 Stock Option and Incentive Plan of Coltec Industries Inc, filed  as
        Exhibit 10.24 to Coltec's Annual Report on Form 10-K for the year ended December 31, 1991 is incorporated herein by reference.

4(b) Amendment No. 1 to Coltec's 1992 Stock Option and Incentive Plan, filed as Exhibit 10.15 to Coltec's Annual Report on Form 10-K for the year ended December 31, 1993 is incorporated herein by reference.

4(c) Second Amendment to Coltec's 1992 Stock Option and Incentive Plan, filed as Exhibit 10.3 to Coltec's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997 is incorporated herein by reference.

4(d) Amendment No. 3 to Coltec's 1992 Stock Option and Incentive Plan, filed as Exhibit A to Coltec's definitive proxy statement filed March 26, 1997 is incorporated herein by reference.

4(e)    1994 Stock Option Plan for Outside Directors of Coltec, filed as Exhibit
        10.18 to Coltec's Annual Report on Form 10-K for the year ended December 31, 1993 is incorporated herein by reference.

4(f) First Amendment to Coltec's 1994 Stock Option Plan for Outside Directors, filed as Exhibit 10.5 to Coltec's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997 is incorporated herein by reference.

4(g) Second Amendment to Coltec's 1994 Stock Option Plan for Outside Directors, filed as Exhibit 10.26 to Coltec's Annual Report on Form 10-K for the year ended December 31, 1997 is incorporated herein by reference.

4(h)    Amendment  No. 3  to  Coltec's  1994  Stock  Option  Plan   for  Outside
        Directors, filed as Exhibit B to Coltec's definitive proxy statement filed March 12, 1998 is incorporated herein by reference.

4(i) Rights Agreement, dated as of June 2, 1997, between The B.F.Goodrich Company and The Bank of New York which includes the form of Certificate of Amendment setting forth the terms of the Junior Participating Preferred Stock, Series F, Par Value $1 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C which was filed as Exhibit 1 to Form 8-A filed June 19, 1997, is incorporated herein by reference.

5 Opinion of Nicholas J. Calise, Esquire, Vice President, Associate General Counsel and Secretary of the Company, as to the legality of the Common Stock being registered.

23(a)   Consent of Ernst & Young LLP, independent auditors.

23(b)   Consent of Deloitte & Touche LLP, independent auditors.

23(c) Consent of Nicholas J. Calise, Esquire (contained in his opinion filed as Exhibit 5).

24(a)   Power of Attorney.

24(b)   Power of Attorney.

                              UNDERTAKINGS (Item 9)


The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Richfield, State of Ohio, on April 14, 1999.

                                            THE B.F.GOODRICH COMPANY


                                            By  /s/N. J. Calise
                                            ----------------------------
                                            Nicholas J. Calise
                                            Vice President, Associate
                                            General Counsel and Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on April 14, 1999 by the following persons in the capacities indicated.


/s/Jeanette Grasselli Brown*            /s/David L. Burner*
----------------------------            ----------------------------
(Jeanette Grasselli Brown)              (David L. Burner)
Director                                Chairman of the Board, President
                                        Chief Executive Officer and Director
                                        (Principal Executive Officer)

/s/L. A. Chapman
----------------------------
(Laurence A. Chapman)                   /s/George A. Davidson, Jr.*
Senior Vice President and               ----------------------------
Chief Financial Officer                 (George A. Davidson, Jr.)
(Principal Financial Officer)           Director



/s/Diane C. Creel*
----------------------------
(Diane C. Creel)
Director


/s/James J. Glasser                     /s/Jodie K. Glore *
----------------------------            ----------------------------
(James J. Glasser)                      (Jodie K. Glore)
Director                                Director


/s/Robert D. Koney, Jr.*                 /s/Douglas E. Olesen *
----------------------------            ----------------------------
(Robert D. Koney, Jr.)                  (Douglas E. Olesen)
Vice President and Controller           Director
(Principal Accounting Officer)


/s/Richard de J. Osborne*               /s/Alfred M. Rankin, Jr.*
----------------------------            ----------------------------
(Richard de J. Osborne)                 (Alfred M. Rankin, Jr.)
Director                                Director


/s/Robert H. Rau*                       /s/J. R. Wilson*
----------------------------            ----------------------------
(Robert H. Rau)                         (James R. Wilson)
Director                                Director


/s/A. T. Young*
----------------------------
(A. Thomas Young)
Director


*The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.


/s/N. J. Calise
----------------------------
Nicholas J. Calise

                                 EXHIBITS INDEX


EXHIBIT
NO.


5 Opinion of Nicholas J. Calise, Esquire, Vice President, Associate General Counsel and Secretary of the Company, as to the legality of the Common Stock being registered.

23(a)   Consent of Ernst & Young LLP, independent auditors.

23(b)   Consent of Deloitte & Touche LLP, independent auditors

23(c) Consent of Nicholas J. Calise, Esquire (contained in his opinion filed as Exhibit 5).

24(a)   Power of Attorney.

24(b)   Power of Attorney.